Exhibit 99.2

Priceline.com Announces Executive Changes

NORWALK, Conn., November 8, 2010 . . . Priceline.com (Nasdaq: PCLN) today announced executive changes within the Priceline Group of Companies.  Robert J. Mylod Jr., 44, Priceline’s Vice Chairman and Head of Worldwide Strategy and Planning, will retire on March 31, 2011.  For the next year following his retirement, he will continue to assist Priceline’s President and CEO Jeffery H. Boyd on special projects on a part-time basis.

Effective immediately, Glenn D. Fogel, 48, Priceline’s Executive Vice President, Corporate Development, will assume the additional role of Head of Worldwide Strategy and Planning, reporting to Mr. Boyd.

Mr. Mylod joined priceline.com in 1998 and served as the Company’s Chief Financial Officer from November 2000 to January 2009.  He was appointed Vice Chairman and Head of Worldwide Strategy and Planning in January 2009.

“On behalf of the Group, I want to thank Bob Mylod for his many years of exemplary service to Priceline,” said Mr. Boyd.  “Bob has played a critical role in developing the Company’s business and financial strategy from the original turnaround through the build-out of the Group’s retail and international businesses.  I am glad that Bob will be available to work on special projects next year and we all wish him well in his future endeavors.”

Mr. Fogel joined priceline.com in February 2000.  As Executive Vice President, Corporate Development, he is responsible for the Company’s worldwide mergers, acquisitions and strategic alliances.  He is a member of the board of directors of the Priceline Group’s international subsidiaries, Booking.com, Agoda.com and TravelJigsaw.  Prior to joining priceline.com, he worked at Morgan Stanley.

“For several years, Glenn has had the lead role in assessing and executing acquisition opportunities for the Company,” said Mr. Boyd.  “His work led to the addition of Active Hotels, Booking.com, Agoda.com and TravelJigsaw.com, all of which have contributed significantly to the Priceline Group’s growth and success.  Glenn’s deep understanding of the global online travel environment and Priceline’s strategic business needs will be very valuable to the Group going forward.  I look forward to working with Glenn in his new, expanded role.”

The Priceline Group also announced today the promotion of Robert Rosenstein, 43, to Chief Executive Officer of Agoda Company Pte. Ltd.  Agoda is priceline.com’s Asia-based online hotel reservation service.  The promotion will be effective November 15, 2010.

Mr. Rosenstein is Agoda’s President and Chief Operating Officer and a co-founder of Agoda.  He will succeed co-founder Michael Kenny, 43, who is leaving to pursue other personal interests. Mr. Kenny has served as Agoda’s Chief Executive Officer since its founding. Agoda was acquired by priceline.com in November 2007.

“Agoda is one of Asia’s fastest growing online hotel reservation services,” said Mr. Boyd. “Michael Kenny has been instrumental in overseeing the growth of this business and ensuring a smooth integration into the Priceline network of companies.  We wish Mike well in his future endeavors.”

As a co-founder of Agoda, Mr. Rosenstein has been part of the Agoda management team since its inception.  As Agoda’s President and Chief Operating Officer, he has overseen the principal operations of the company for more than five years. Before joining Agoda, he was an active investor in Internet start-ups and has held various positions in e-commerce and online media enterprises.

“Rob Rosenstein is an Agoda veteran with a deep knowledge of the markets in which Agoda operates,” said Mr. Boyd. “Rob has assembled an excellent management team and Agoda has achieved significant success in building a leading Asian online hotel reservations brand.  As we continue to build out the Agoda brand in Asia and worldwide, I look forward to working with Rob in his new role.”

About The Priceline Group of Companies

The Priceline Group of Companies (Nasdaq: PCLN) is a leader in global online hotel reservations, with approximately 61 million room nights booked in 2009.  The Group is composed of four primary brands — Booking.com, priceline.com, Agoda.com and TravelJigsaw. The Priceline Group provides online travel services in 38 languages in 100 countries in Europe, North America, Asia, the Middle East and Africa.

Based in Amsterdam, Booking.com is a leading international online hotel reservation service operating in 92 countries in 38 languages.  Booking.com offers its customers access to over 105,000 participating hotels worldwide.

In the U.S., priceline.com gives leisure travelers multiple ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises. In addition to getting compelling published prices, travelers can take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available. Priceline.com also operates the following travel websites: Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com.

Singapore-based Agoda.com is an Asian online hotel reservation service that offers hotel rooms around the world and is available in 32 languages.  With headquarters in Manchester, UK, TravelJigsaw is a multinational car hire service, offering its reservation services in more than 4,000 locations in 80 countries.  Customer support is provided in 20 languages.

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For Press Information: Brian Ek  (203) 299-8167  brian.ek@priceline.com

For Investor Relations: Matthew Tynan (203) 299-8487 matt.tynan@priceline.com